EXHIBIT 99.1
Reading International Announces 2005 Results
•    Revenue from continuing operations for the year was up 15.6% over 2004, to $101.1 million
•    EBITDA (1) as reported for the year, was $19.6 million compared to $9.4 million in 2004
Los Angeles, California, — (PR NEWSWIRE) –March 15, 2006 – Reading International, Inc. (AMEX: RDI) announced today results for its year and fourth quarter ended December 31, 2005.
Twelve Month 2005 Highlights
•	Achieved increase in revenue from continuing operations, up from $87.4 million in 2004, to $101.1 million, a 15.6% increase.

•	Sold our Glendale, California office building for $20.4 million on the sale side of a tax deferred real property exchange.

•	Acquired the various real estate interests underlying our leasehold interest in the Cinemas 1, 2 & 3 in Manhattan for $21.6 million, on the buy side of the same tax deferred real property exchange.

•	Exited the Puerto Rican exhibition market in June 2005.

•	Achieved opening of initial retail elements of our Newmarket, Brisbane shopping centre.

•	Opened an 8-screen leasehold cinema in Adelaide, Australia.

•	Purchased a 50% joint venture position in Rialto Cinemas, the largest art cinema circuit in New Zealand.

•	Purchased a 1/3 joint venture interest in Rialto Distribution, a distributor of art film in New Zealand and Australia. Tsotsi, a film for which Rialto Distribution has distribution rights in New Zealand and Australia, won the Academy Award for “Best Foreign Language Film of the Year” on March 5, 2006.

•	Net income for the year ended 2005 was $1.0 million as compared to a net loss of $8.5 million in 2004.

•	Achieved strong positive EBITDA (1) up $10.2 million over 2004 to $19.6 million.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Fourth Quarter 2005 Highlights
•	Revenue from continuing operations at $25.9 million increased 11.6% compared to $23.2 million in Q4 2004.

•	Achieved opening of initial retail elements of our Newmarket, Brisbane shopping centre.

•	Opened an 8-screen leasehold cinema in Adelaide, Australia.

•	Purchased a 50% joint venture position in Rialto Cinemas, the largest art cinema circuit in New Zealand.

•	Purchased a 1/3 joint venture interest in Rialto Distribution, a distributor of art film in New Zealand and Australia. Tsotsi, a film for which Rialto Distribution has distribution rights in New Zealand and Australia, won the Academy Award for “Best Foreign Language Film of the Year” on March 5, 2006.

•	Net loss for Q4 2005 was $2.5 million as compared to $4.4 million in 2004.

•	Achieved EBITDA (1) for the quarter of $2.2 million compared to $1.1 million in Q4 2004.
                 As a subsequent event, in February 2006, we completed the process of rezoning our 50-acre site in suburban Melbourne from an essentially industrial zone into a priority zone permitting a wide variety of retail, entertainment, commercial and residential uses. The full development of this property is currently anticipated to require approximately 9 years and funding of approximately $500 million. This project is, accordingly, anticipated to be a major focus of our efforts in the years to come.
Fourth Quarter 2005 Discussion
                 We completed the following in the quarter:
•	On November 28, 2005, we opened the initial retail elements of our Newmarket shopping centre, a 100,373 square foot retail facility situated on an approximately 177,500 square foot parcel in Newmarket, a suburb of Brisbane. The remaining tenants are scheduled to take occupancy during the first quarter of 2006. We estimate that total construction costs for the project will be approximately $26.0 million, of which $24.2 million had been spent through December 31, 2005. Plans for a cinema have been filed with applicable government agencies, to be constructed as Phase II of the project.

•	On October 20, 2005 we opened our 8-screen leasehold cinema in Adelaide, Australia. The cost to us of the fit-out of this cinema was $2.2 million and was funded from internal sources. This increases our world wide screen count (calculated exclusive of unconsolidated joint venture interests) from 212 screens in 32 cinemas to 220 screens in 33 cinemas.

•	Effective October 1, 2005, we purchased, indirectly, beneficial ownership of 100% of the stock of Rialto Entertainment for $4.8 million. Rialto Entertainment is a 50% joint venture partner with Village Roadshow and SkyCity Leisure LTD in the largest art cinema circuit in New Zealand, Rialto Cinemas. The joint venture owns five leasehold cinemas with 22 screens in the New Zealand cities of Auckland, Christchurch, Wellington, Dunedin and Hamilton.

•	Effective October 1, 2005, we purchased for $694,000 a 1/3 interest in Rialto Distribution. Rialto Distribution, an unincorporated joint venture, is engaged in the business of distributing art film in New Zealand and Australia.
                 Revenue from continuing operations (all information relating to sold assets is included in the tables that follow, under the headings marked “gain on disposal of business operations,” “loss from discontinued operations” and “adjustment for discontinued operations,” including prior year data which has been restated) increased from $23.2 million in Q4 2004 to $25.9 million in 2005, an 11.6% increase. The cinema revenue increase of $3.1 million was predominantly due to the US ($2.0 million higher than last year), where higher admissions were driven by improved access to film product subsequent to our settlement with Universal and Fox of our Village East litigation. In New Zealand cinema revenue was also higher than last year, by $1.1 million, due to home grown products like “World’s Fastest Indian” and “King Kong” and shot in New Zealand products like “The Chronicles of Narnia: The Lion, The Witch and The Wardrobe”. The slight reduction in real estate revenue was predominantly in the US, which was down by approximately $300,000 due primarily to our live theater rentals.
                 As a percent of revenue, operating expense, at 78.4% in the 2005 quarter was slightly lower than the 78.9% in Q4 2004. The primary driver for this was improved expense control in all geographic locations.
                 General and administrative expense decreased by $265,000 or 6.6%, from $4.0 million to $3.8 million in the 2005 quarter. This change was primarily due to a decrease in our Australian legal expenses in the 2005 quarter compared to 2004 partially offset by a one time $1.4 million legal settlement in the US recorded in the 2004 quarter.
                 The other significant driver that affected the 2005 quarter compared to the 2004 quarter was the change in other income (expense) of $774,000. This was primarily due to losses on sale and impairment charges of certain US non-operating assets in the 2004 quarter, not repeated in the 2005 quarter.
                 As a result of the above, we reported a net loss of $2.5 million for the 2005 quarter compared to a loss of $4.4 million in the 2004 quarter.
                 Our EBITDA (1) at $2.2 million for the 2005 quarter was $1.1 million higher than the 2004 quarter of $1.1 million, predominantly driven by better operating margins and reduced general and administrative expense.
Twelve Month 2005 Summary
•	Revenue from continuing operations increased by 15.6% or $13.7 million, to $101.1 million in the twelve months of 2005 compared to 2004. This increase was driven by strong circuit showings of “Madagascar”, “Star Wars: Revenge of the Sith”, “Charlie and the Chocolate Factory” and “Harry Potter and the Goblet of Fire”. In the US the $3.1 million increase resulted from higher admissions related to improved access to film product subsequent to our settlement with Universal and Fox of our Village East litigation. The $3.4 million increase in Australia came predominantly from our Anderson circuit acquisition in mid-2004 and the New Zealand increase of $5.9 million came predominantly from our Movieland circuit acquisition in late-2004. The real estate revenue increase of $1.3 million came predominantly from US live theatre rental increases of $700,000 and the New Zealand property acquisitions in late-2004 of $800,000.

•	Operating expense percentage increased slightly to 77.0% from 76.7%.

•	General and administrative expense grew $2.4 million to $17.3 million in the 2005 period. This increase is predominantly due to the increase in legal expense in connection with the prosecution of our continuing anti-trust litigation in the US and the one-time bonus for our CEO.

•	Net interest expense increased by $1.4 million to $4.5 million in 2005, due to increased borrowings and higher interest rates.

•	Other income decreased by $1.2 million to $1.4 million in 2005, primarily due to realized currency transaction gains in 2004, not repeated in 2005.

•	Income from discontinued operations at $12.2 million in 2005 was driven by the gain on sale of assets of $13.6 million reported for the second quarter in connection with our disposal of both our Puerto Rico circuit and our Glendale, California office building.
                 As a result we reported a net income of $1.0 million for the 2005 twelve months compared to a loss of $8.5 million in the 2004 twelve months.
                 Our reported EBITDA (1) at $19.6 million for the twelve months of 2005 was $10.2 million higher than the 2004 twelve months. Adjusting for the $13.6 million gain on sale of assets, our adjusted EBITDA (1) was $6.0 million compared to $9.4 million in the 2004 twelve months. This difference of $3.4 million can be more than explained as follows:

In Millions
Litigation cost increase (excluding settlement received)	$0.4
Lost cash flow from discontinued operations	$2.3
CEO one-time bonus	$1.1
Decrease in realized currency transaction gains	$1.3

Difference	$5.1

                 Accordingly our 2005 adjusted EBITDA (1) from continuing operations, after these differences, would have been $11.1 million compared to the $9.4 million in 2004.
Balance Sheet
                 Our total assets at December 31, 2005 were $253.1 million compared to $230.2 million at December 31, 2004. The currency exchange rates for Australia and New Zealand as of December 31, 2005 were $0.7342 and $0.6845, respectively, and as of December 31, 2004, these rates were $0.7709 and $0.7125, respectively. As a result, currency had a negative effect on the balance sheet at December 31, 2005 compared to December 31, 2004.
                 Our cash position at December 31, 2005 was $8.5 million compared to $12.3 million at December 31, 2004. The majority of the $3.8 million change related to cash invested in plant, equipment and real estate. In addition, at the present time we have approximately $14.3 million in undrawn funds under our Australian Corporate Credit Facility. Accordingly, we believe that we have sufficient borrowing capacity under our new corporate facility from our Australian bank, to meet our anticipated short-term working capital requirements. Our negative working capital at $14.3 million compares to $6.9 million at December 31, 2004. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.
                  Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach. We have approached several financing sources who have already given a high-level, favorable response to this funding. However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.
                  Stockholders’ equity was $99.4 million at December 31, 2005 compared to $102.0 at December 31, 2004.
Real Estate Update
                  205-209 East 57th Street Associates, LLC — During the first quarter of 2005, we increased our investment by $719,000 to $3.2 million in the 205-209 East 57th Street Associates, LLC (“57th Street Associates”). The increase in investment was done to maintain our 25% equity ownership in the joint venture, in light of certain higher than initially budgeted construction costs. Construction is currently anticipated to be complete by mid-2006, and condominium units in the project are currently being offered for sale. The managing member of 57th Street Associates reports that it now has under contract 61 out of 67 units, at an average selling price of $1,321 per square foot an increase of $221 per square foot (20.1%) from the project’s budget. We currently anticipate that construction will be completed and the sale of individual condominium units closed, during the second quarter of 2006.
                  Newmarket Shopping Centre – On November 28, 2005, we opened the initial retail elements of our Newmarket ETRC, a 100,373 square foot retail facility situated on an approximately 177,500 square foot parcel in Newmarket, a suburban of Brisbane. The remaining tenants are scheduled to take occupancy during the first quarter of 2006. We are currently in the planning phase relating to stage two of this entertainment themed retail centre (or “ETRC”) which is to include a 6 screen cinema complex. The design for the anticipated 33,067 square foot cinema component is currently before the Newmarket City Council for approval.
Subsequent Events
                  On February 20, 2006, the Victorian State Government approved a rezoning of our Burwood, Australia 50-acre site from an industrial classification to a mixed use classification allowing a broad range of entertainment, retail, commercial and residential uses. We contemplate developing the project in a series of phases, with final completion sometime in 2015. While the land use issues are now resolved, individual development plans will need to be prepared and approved for each of the phases, dealing with issues such as project design and traffic management. It is unlikely that the first of these development plans will be ready for government review before the end of 2006. Ultimately, we project that the total project will require development funding of approximately $500 million.
                  Effective February 23, 2006, we purchased a 3-screen leasehold cinema in Queenstown, New Zealand for $939,000 (NZ$1.4 million). This increases our worldwide screen count

(calculated exclusive of unconsolidated joint venture interests) from 220 screens in 33 cinemas to 223 screens in 34 cinemas. We funded this acquisition through internal sources.
About Reading International, Inc.
        Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:
•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.
        Reading manages its worldwide cinema business under various different brands:
•	in the United States, under the
•	Reading brand,

•	Angelika Film Center brand (http://angelikafilmcenter.com/), and

•	City Cinemas brand (http://citycinemas.moviefone.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the
•	Reading (http://www.readingcinemas.co.nz),

•	Rialto (http://www.rialto.co.nz), and

•	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.
        Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.
        These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.
        Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:
•	With respect to our cinema operations:
•	The number and attractiveness to movie goers of the films released in future periods;

•	The amount of money spent by film distributors to promote their motion pictures;

•	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

•	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

•	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”
•	With respect to our real estate development and operation activities:
•	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

•	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

•	The availability and cost of labor and materials;

•	Competition for development sites and tenants; and

•	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:
•	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

•	The relative values of the currency used in the countries in which we operate;

•	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

•	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

•	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

•	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

•	Changes in applicable accounting policies and practices.
        The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.
        Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.
        Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.
        Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.
For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240
[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
	2005	2004	2005	2004
Revenue	$25,884	$23,206	$101,070	$87,402
Operating expense
Cinema/real estate	20,288	18,306	77,811	67,077
Depreciation and amortization	2,975	3,349	12,384	11,823
General and administrative	3,768	4,033	17,247	14,824

Operating loss	(1,147)	(2,482)	(6,372)	(6,322)

Interest expense, net	(1,157)	(1,304)	(4,473)	(3,078)
Other income (expense)	354	(420)	1,391	2,564
Income (loss) from discontinued operations	—	(8)	12,231	(469)
Income tax expense	(566)	(284)	(1,209)	(1,046)
Minority interest income (expense)	(20)	133	(579)	(112)

Net income (loss)	$(2,536)	$(4,365)	$989	$(8,463)

Basic earnings (loss) per share	$(0.13)	$(0.20)	$0.04	$(0.39)

Diluted earnings (loss) per share	$(0.13)	$(0.20)	$0.04	$(0.39)

EBITDA*	2,161	1,053	19,622	9,399

EBITDA* change	1,108		10,223

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).
Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income (loss)	$(2,536)	$(4,365)	$989	$(8,463)
Add: Interest expense, net	1,157	1,304	4,473	3,078
Add: Income tax provision	566	284	1,209	1,046
Add: Depreciation and amortization	2,975	3,349	12,384	11,823
Adjustment for discontinued operations	(1)	481	567	1,915

EBITDA	$2,161	$1,053	$19,622	$9,399

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2005	2004	2003

Operating revenue
Cinema	$86,760	$74,324	$67,128
Real estate	14,310	13,078	9,556

Total operating revenue	101,070	87,402	76,684

Operating expense
Cinema	70,452	60,129	51,435
Real estate	7,359	6,948	7,379
Depreciation and amortization	12,384	11,823	10,952
General and administrative	17,247	14,824	12,757

Total operating expense	107,442	93,724	82,523

Operating loss	(6,372)	(6,322)	(5,839)

Non-operating income (expense)
Interest income	209	843	807
Interest expense	(4,682)	(3,921)	(3,374)
Net gain on sale of marketable securities	—	—	235
Net gain (loss) on sale of assets	(32)	(114)	207
Other income	51	998	2,696

Loss before minority interest, discontinued operations, income tax expense and equity earnings of unconsolidated investments	(10,826)	(8,516)	(5,268)
Minority interest	579	112	249

Loss from continuing operations	(11,405)	(8,628)	(5,517)
Discontinued operations:
Gain on disposal of business operations	13,610	—	—
Loss from discontinued operations	(1,379)	(469)	(288)

Income (loss) before income tax expense and equity earnings of unconsolidated investments	826	(9,097)	(5,805)
Income tax expense	1,209	1,046	711

Loss before equity earnings of unconsolidated investments	(383)	(10,143)	(6,516)
Equity earnings of unconsolidated investments	1,372	1,680	588

Net income (loss)	$989	$(8,463)	$(5,928)

Earnings (loss) per common share – basic:
Loss from continuing operations	$(0.51)	$(0.37)	$(0.26)
Income (loss) from discontinued operations, net	0.55	(0.02)	(0.01)

Basic earnings (loss) per share	$0.04	$(0.39)	$(0.27)

Weighted average number of shares outstanding – basic	22,249,967	21,948,065	21,860,222

Earnings (loss) per common share – diluted:
Loss from continuing operations	$(0.51)	$(0.37)	$(0.26)
Income (loss) from discontinued operations, net	0.55	(0.02)	(0.01)

Diluted – earnings (loss) per share	$0.04	$(0.39)	$(0.27)

Weighted average number of shares outstanding	22,249,967	21,948,065	21,860,222

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(dollars in thousands)

	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$8,548	$12,292
Receivables	5,272	7,162
Inventory	468	720
Investment in marketable securities, at cost	401	29
Restricted cash	—	815
Assets held for sale	—	10,931
Prepaid and other current assets	996	2,181

Total current assets	15,685	34,130
Property held for development	6,889	10,122
Property under development	23,069	26,825
Property & equipment, net	167,389	122,071
Investment in unconsolidated joint ventures	14,025	7,352
Capitalized leasing costs	15	20
Goodwill	14,653	14,857
Intangible assets, net	8,788	10,916
Other assets	2,544	3,934

Total assets	$253,057	$230,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$13,538	$12,129
Film rent payable	4,580	3,508
Notes payable – current portion	1,776	401
Income taxes payable	7,504	6,714
Deferred current revenue	2,319	2,177
Liabilities related to assets held for sale	—	15,310
Other current liabilities	250	806

Total current liabilities	29,967	41,045
Notes payable – long-term portion	93,544	67,478
Notes payable to related parties	14,000	5,000
Deferred non-current revenue	554	522
Other liabilities	12,509	10,702

Total liabilities	150,574	124,747

Commitments and contingencies (Note 18)
Minority interest in consolidated affiliates	3,079	3,470
Stockholders equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,468,733 issued and 20,990,458 outstanding at December 31, 2005 and 34,444,167 issued and 20,452,733 outstanding at December 31, 2004	215	205
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2005 and 2,198,761 issued and 1,545,506 outstanding at December 31, 2004	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares at December 31, 2005 and 2004	—	—
Additional paid-in capital	128,028	124,307
Accumulated deficit	(53,914)	(54,903)
Treasury shares	(3,515)	—
Accumulated other comprehensive income	28,575	32,386

Total stockholders equity	99,404	102,010

Total liabilities and stockholders equity	$253,057	$230,227